Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Circle Star Energy Corp. of our report, dated August 13, 2012 relating to our audit of the consolidated financial statements of Circle Star Energy Corp. appearing in the Prospectus, which is part of this Registration Statement.  Our report dated August 13, 2012 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Hein & Associates LLP
Dallas, Texas
October 10, 2012